EXHIBIT 3.1c

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
ONE ASHBURTON PLACE, BOSTON, MASS. 02108

CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING
A SERIES OF A CLASS OF STOCK

General Laws, Chapter 156B, Section 26

_______

We,	David A. Swann, President/xxxxxxxxxx, and
Sean F. Moran, Clerk/xxxxxxxxxxx of

Anika Research, Inc.
(Name of Corporation)

located at	160 New Boston Street, Woburn, MA 01801
do hereby certify that at a meeting of the directors of the corporation held on May 16th,   1995, the following vote establishing and designating a series of a class of stock and determining the relative rights and preferences thereof was duly adopted:

Voted:
That, pursuant to the authority vested in the Board of Directors in accordance with the provisions of its Restated Articles of Organization, as amended, the Board of Directors does hereby create, and classify, authorize and provide for the issuance of the Series A Preferred stock (the “Series A Preferred Stock”) having the designation and relative rights, preferences and limitations that are set forth on Exhibit A attached hereto.

(See Attachment A)

EXHIBIT A

VOTE OF DIRECTORS

ESTABLISHING A SERIES OF

CONVERTIBLE PREFERRED STOCK

OF

ANIKA RESEARCH, INC.

Pursuant to Section 26 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts:

VOTED, that pursuant to authority conferred upon the Board of Directors by the Articles of Organization, as amended as of the date hereof of ANIKA RESEARCH, INC. (the “Corporation”), the Board of Directors hereby establishes and designates a series of Preferred Stock of the Corporation, and hereby fixes and determines the relative rights and preferences of the shares of such series, in addition to those set forth in the Articles of Organization, as follows:

A.   PREFERRED STOCK

The rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock are as follows:

Section 1

Designation

The initial series of Preferred Stock shall be designated and known as “Series A Preferred Stock.”  The number of authorized shares constituting such series shall be Seven Hundred Fifty Thousand (750,000).

Section 2

Liquidation Rights

(a) Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, each holder of shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and any other series of preferred stock which is junior to the Series A Preferred Stock, by reason of his, her or its ownership thereof, an amount per share of the Series A Preferred Stock equal to $20.00 (plus any dividends which, pursuant to Section 6 hereof, have accrued but remain unpaid at such time).  After the payment to such holders of such preferential amount, subject to any rights of holders of other classes or series of Preferred Stock ranking senior to Common Stock upon liquidation, dissolution or winding up, any remaining assets shall be distributed to the holders of Common Stock and the holders of Series A Preferred Stock and the holders of any other series of Preferred Stock so entitled, in accordance with Section 2(d) hereof.

(b) Pro Rata Distribution.  If the assets or surplus funds to be distributed to (i) the holders of the Series A Preferred Stock under Section 2(a) and (ii) the holders of any other series of Preferred Stock ranking on a parity with the Series A Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among (i) the holders of the Series A Preferred Stock (to the extent provided in Section 2(a) hereof) and (ii) the holders of such other series of Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(c) Series A Preferred Stock Priority.  All of the preferential amounts to be paid to (i) the holders of the Series A Preferred Stock under this Section 2 and (ii) the holders of any other series of Preferred Stock ranking on a parity with the Series A Preferred Stock shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock and any other series of Preferred Stock which is junior to the Series A Preferred Stock in connection with such liquidation, dissolution or winding up.

(d) Subject to the prior and superior right of the holders of Series A Preferred Stock under Sections 2(a), (b) and (c) above, and any rights of the holders of other classes or series of Preferred Stock ranking senior to the Common Stock upon liquidation, dissolution or winding up, any remaining assets shall be distributed ratably among the holders of Common Stock and the holders of Series A Preferred Stock on the basis of the number of shares of Common Stock held by each of them and on the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible.

(e) Consolidation, Merger, Sale of Assets.  A consolidation or merger of the Corporation with or into another corporation, or a conveyance of all or substantially all of the assets of the Corporation, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of Section 2(a) unless, upon consummation of such consolidation or merger or sale of assets, the holders of voting securities of the Corporation immediately prior to consummation of such transaction own directly or indirectly more than fifty percent (50%) of the voting power to elect directors of the consolidated or surviving or acquiring corporation, provided, however, that each holder of Series A Preferred Stock shall have the right to elect the benefits of the provisions of Section 3(d)(vii) hereof in lieu of receiving payment in such liquidation, dissolution or winding up of the Corporation pursuant to this Section 2.  Any securities to be delivered to the holders of the Series A Preferred Stock upon the closing of any such consolidation, merger, sale or transfer shall be valued as follows:

2A.           For securities not subject to restrictions on transfer under an investment letter or other similar restrictions on free marketability:

(i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of such securities on such exchange over the 30-day period ending three (3) days prior to such closing;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to such closing; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation; provided, that if the holders of a majority of the Series A Preferred Stock object, within ten (10) business days of notice of such determination, as to the determination of the Board of Directors, the fair market value shall be determined by an independent appraiser mutually agreeable to the Board of Directors and the holders of a majority of the Series A Preferred Stock, with any such determination binding on all holders of Series A Preferred Stock.

2B.           The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsection 2A to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation; provided, that if the holders of a majority of the Series A Preferred Stock object, within ten (10) business days of notice of such determination, as to the determination of the Board of Directors, the fair market value shall be determined by an independent appraiser mutually agreeable to the Board of Directors and the holders of a majority of the Series A Preferred Stock with any such determination binding on all holders of Series A Preferred Stock.

Section 3

Conversion

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.  Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $20.00 by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion.  If more than one share of the Series A Preferred Stock shall be surrendered for conversion at the same time by the same holder of record, the number of full shares that shall be issuable upon the conversion thereof shall be computed on the basis of the total number of shares of the Series A Preferred Stock so surrendered.  Each share of Series A Preferred Stock shall be so convertible at any time after the date of issuance of such share.  The price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of any additional consideration by the holder thereof (the “Conversion Price”) shall initially be $2.00 per share of Common Stock.  Such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series A Preferred Stock is convertible, as hereinafter provided.  The Conversion Price, as adjusted from time to time, shall be the same for all shares of Series A Preferred Stock, whether issued on the Original Issue Date or thereafter.

(b) Automatic Conversion at the Option of the Corporation.  Each share of Series A Preferred Stock shall, at the Corporation’s option, be converted into shares of Common Stock at the then effective Conversion Price upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public in which the aggregate gross proceeds to the Corporation as seller are not less than $20,000,000, before deducting underwriting commissions, provided that the offering price per share of Common Stock is not less than $6.00 per share (the “Automatic Conversion Price”) and the Common Stock is listed for trading on the Nasdaq National Market.  The Corporation may exercise its option pursuant to this Section 3(b) only with respect to all, and not less than all outstanding shares of Series A Preferred Stock.  In the event the Corporation elects to cause the conversion of Series A Preferred Stock pursuant to this Section 3(b), (i) it shall give to each holder of Series A Preferred Stock notice of such conversion at least ten (10) days prior to the scheduled closing of such a public offering, and (ii) the party or parties entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted their Series A Preferred Stock until immediately prior to the closing of such offering.

(c) Mechanics of Conversion.  Each party who holds of record Series A Preferred Stock at the time of any conversion shall be entitled to any dividends which, pursuant to Section 6 hereof have accrued but remain unpaid at such time.  Such dividends shall be paid to all such holders within thirty (30) days of the conversion.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.  Except in the case of a conversion at the option of the Corporation pursuant to Section 3(b), before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that he, she or it elects to convert the same.  Upon the date of a deemed conversion pursuant to Section 3(b), any party entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date, whether or not such holder has surrendered the certificate or certificates for such holder’s shares of Series A Preferred Stock.  A holder surrendering his, her or its certificate or certificates shall notify the Corporation of his, her or its name or the name or names of his, her or its nominees in which he, she or it wishes the certificate or certificates for shares of Common Stock to be issued.  If the person or persons in whose name any certificate for shares of Common Stock issuable upon such conversion shall be other than the registered holder or holders of the Series A Preferred Stock being converted, the Corporation’s obligation under this Section 3(c) shall be subject to the payment and satisfaction by such registered holder or holders of any and all transfer taxes in connection with the conversion and issuance of such Common Stock. The Corporation shall, as soon as practicable thereafter (and, in any event, within ten (10) days of such surrender), issue and deliver at such office to such holder of Series A Preferred Stock, or to his, her or its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he, she or it shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as provided herein.  Except in the case of a conversion pursuant to Section 3(b), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the party or parties entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments to Conversion Price for Diluting Issues:

(i) Special Definitions.  For purposes of this Section 3, the following definitions shall apply:

(1) “Option” shall mean options, warrants or other rights to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Original Issue Date” shall mean the first date on which a share of Series A Preferred Stock shall have been issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred Stock) of capital stock or other securities in each case directly or indirectly convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean any or all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(A) upon conversion of shares of Series A Preferred Stock or exercise of warrants to purchase up to 100,000 shares of Series A Preferred Stock; or

(B)
to employees, officers or directors of, or consultants to, the Corporation pursuant to one or more employee stock option plans or options, grants or issuances in existence as of the Original Issue Date providing for the issuance of (i) up to 1,173,125 shares of Common Stock (the “Existing Options”), providing for the issuance of options to purchase (ii) up to 300,000 shares of Common Stock issuable by the Company (250,000 shall be issuable in order to secure the employment of a new Chief Operating Officer and/or a regulatory specialist and 50,000 shall be issuable to new or existing non-management employees) (the “Extra Options”) or, (iii) subject to Section 3(d)(viii) below, providing for the issuance of 566,875 additional shares of Common Stock (the “Additional Options”), or (iv) any other grants or issuances approved after May 17, 1995 by the holders of fifty-one percent (51%) or more of the total outstanding Series A Preferred Stock (collectively, the “Reserved Employee Shares”); provided that if less than twenty five thousand (25,000) shares of the Series A Preferred Stock remain outstanding, a vote of a majority of the outstanding shares of Common Stock and Series A Preferred Stock, voting as a single class in accordance with Section 5(a) hereof, shall be all that is required to increase the number of Reserved Employee Shares; all of such plans, options and grants collectively referred to as the “Plans”.  All options granted and issued hereunder shall be granted and issued at an exercise price which is not less than the last reported closing bid price on the Nasdaq (as defined in Section 6) or the Nasdaq Small Capitalization Market, as applicable.

(ii) No Adjustment of Conversion Price.  Subject to the provisions of Section 3(d)(iii)(2) and Section 3(d)(vi) below, no adjustment in the number of shares of Common Stock into which any series of the Series A Preferred Stock is convertible shall be made, by adjustment in the Conversion Price of the Series A Preferred Stock in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

(1) Options and Convertible Securities.  In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)
no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)
if such Options or Convertible Securities by their terms provide, with the passage of time, pursuant to any provisions designed to protect against dilution, or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C)
upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if such Options or Convertible Securities, as the case may be, were never issued;

(D)
no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the original Conversion Price on the original date on which an adjustment was made pursuant to this Section 3(d)(iii)(1), or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between such original adjustment date and the date on which a readjustment is made pursuant to clause (B) or (C) above;

(E)
in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

(F)
if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(d)(iii) as of the actual date of their issuance, if any.

(2) Stock Dividends,  Stock Distributions and Subdivisions.  In the event the Corporation at any time or from time to time after the Original Issue Date for the Series A Preferred Stock shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

(A)
in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

(B)	in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed for the payment thereof, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(d)(iii) as of the time of actual payment of such dividend, if any.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event that the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii)(1), but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii)(2), which event is dealt with in Section 3(d)(vi) hereof) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then such Conversion Price in effect immediately prior to each such issuance or adjustment shall be adjusted, concurrently with such issue, to a price equal to the quotient obtained by dividing:

(A)	an amount equal to the sum of

(x)
the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii)(2), immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance), plus

(y)	the consideration received or to be received if presently exercisable by the Company upon such issuance.

by

(B)
the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii)(2) immediately after the issuance of such Common Stock.

(v) Determination of Consideration.  For purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property:  Such consideration shall:

(A)	insofar as it consists of cash, be the aggregate amount of cash received by the Corporation;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C)
in the event Additional Shares of Common Stock are issued together with other shares of securities or other assets of the Corporation for a single undivided consideration, be the proportion of such consideration so received allocable to such Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii)(1) shall be determined by dividing

(x)
the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y)
the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Adjustment for Stock Dividends, Stock Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(1) Stock Dividends, Stock Distributions or Subdivisions.  In the event the Corporation shall issue Additional Shares of Common Stock pursuant to Section 3(d)(iii)(2) in a stock dividend, other stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased to adjust equitably for such dividend, distribution or subdivision.

(2) Combinations or Consolidations.  In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased to adjust equitably for such combination or consolidation.

(vii) Adjustment for Merger or Reorganization, etc.  In case of any consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation, or any proposed reorganization or reclassification of the Corporation (except a transaction for which provision for adjustment is otherwise made in this Section 3), each share of Series A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger, conveyance, reorganization or reclassification; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter, deliverable upon the conversion of the Series A Preferred Stock.  The Company shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to the holder of the Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder is entitled to receive.

Upon the occurrence of a consolidation or merger of the Corporation with or into another corporation, or the conveyance of all or substantially all of the assets of the Corporation to another corporation (unless upon consummation thereof the holders of voting securities of the Corporation immediately prior thereto own directly or indirectly more than fifty percent (50%) of the voting power to elect directors of the consolidated or surviving or acquiring corporation), each holder of Series A Preferred Stock shall have the option of electing treatment of its shares of Series A Preferred Stock under this Section 3(d)(vii) in lieu of Section 2(e) hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than five (5) business days before the effective date of such event.

(viii) Adjustment Upon Issuance of Additional Options.  Notwithstanding any other provision hereof, in the event that the Corporation shall at any time and from time to time issue or grant any of the Additional Options (as defined in Section 3(d)(i)(B)), the Conversion Price in effect immediately prior to such issuance shall, concurrently with the issuance or grant of each such Option, be reduced to a price equal to the quotient obtained by dividing:

(A)	10,707,323

by

(B)	an amount equal to the sum of

(x)	3,219,623, plus

(y)	the number of shares of Common Stock issuable upon the exercise of all such Additional Options granted or issued.

No adjustment shall be made pursuant to this clause (viii) unless the effect thereof would be to reduce the Conversion Price in effect immediately prior to such issuance.

(e) No Impairment.  The Corporation will not, by amendment of its Articles of Organization or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(f) Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time (but in no event more than once annually) of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments theretofore made, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at such time would be received upon the conversion of Series A Preferred Stock.

(g) Common Stock Reserved.  The Corporation shall reserve and at all times keep available out of its authorized but unissued Common Stock, free from pre-emptive or other preferential rights, restrictions, reservations, dedications, allocations, options, other warrants and other rights under any stock option, conversion option or similar agreement, such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Preferred Stock outstanding from time to time.

(h) No Re-issuance of Series A Preferred Stock.  Shares of Series A Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

(i) Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

(j) Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

(k) Definition of Common Stock.  As used in this Section 3, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, par value $.01 per share, as constituted on the date of filing of this Certificate of Vote of Directors Establishing a Series of Convertible Preferred Stock (“Certificate of Establishment”), and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this Certificate of Establishment.

Section 4

Redemption

(a) Mandatory Redemption.

(i) If, on the fifth anniversary of the Original Issue Date (such fifth anniversary being referred to herein as the “First Anniversary Redemption Date”), there remain outstanding shares of Series A Preferred Stock, the holders of a majority of the then outstanding shares of Series A Preferred Stock may elect to have the Corporation redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock at the Redemption Price per share defined in paragraph (e) below, payable in cash in accordance with the schedule set forth in paragraph (ii) below.  The election to redeem shares of Series A Preferred Stock under this paragraph (a) shall be made at least thirty (30) but no more than sixty (60) days prior to the First Anniversary Redemption Date.

(ii) Redemptions pursuant to this paragraph (a) shall be made in three (3) equal installments beginning on the First Anniversary Redemption Date, and on each of the two successive anniversaries of such date (each a “Subsequent Anniversary Redemption Date” and together with the First Anniversary Redemption Date, the “Anniversary Redemption Dates”).  The number of shares of Series A Preferred Stock required to be redeemed on any Anniversary Redemption Date (the “Redemption Stock”) shall be equal to the amount determined by dividing (x) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Anniversary Redemption Date by (y) the number of remaining Anniversary Redemption Dates (including the Anniversary Redemption Date to which such calculation applies).  Any redemption effected pursuant to this Section 4(a) shall be made on a pro rata basis among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock then held by them.

(iii) All rights of a holder of Redemption Stock with regards to the Redemption Stock to be redeemed on a particular Anniversary Redemption Date shall immediately terminate upon payment by the Corporation of the Redemption Price for such shares of Redemption Stock regardless of whether the certificates representing such shares are tendered to the Corporation.

(b) Optional Redemption.  The Corporation shall have the right, on or after May 17, 2000, if (i) the Quarterly Market Price for the Common Stock shall be in excess of ten dollars ($10) per share and (ii) the average weekly trading volume during a ninety (90) consecutive day period immediately preceding the notice of Optional Redemption is in excess of One Million Five Hundred Thousand (1,500,000) shares, to compel the holder to redeem (an “Optional Redemption”) all, but not less than all, of the shares of Series A Preferred Stock held by all such holders, provided that upon notice to such holders of the Optional Redemption, such holders shall have the right to convert such shares into Common Stock as provided herein at any time prior to the Optional Redemption Date.

The Corporation shall give written notice to the holder at lease forty-five (45) days prior to the requested date of redemption (the “Optional Redemption Date”, and together with the Anniversary Redemption Dates, the “Redemption Dates”).  A notice of redemption shall state the number of shares of Series A Preferred Stock to be redeemed.

(c) Miscellaneous.  Redemption shall only be permitted to the extent that it is permitted under the Business Corporation Law of Massachusetts.  The Corporation shall, to the fullest extent permitted by law, do all things necessary to redeem the Series A Preferred Stock and make the payments therefor required by this Section 4.

(d) Available Funds.  If in any given year in which redemption is requested sufficient funds are not legally available for such redemption on the Redemption Date to redeem all of the shares of Series A Preferred Stock then due to be redeemed, any and all such unredeemed shares shall be carried forward and redeemed together with other shares of Series A Preferred Stock which are due to be redeemed, at such time and to the extent that funds of the Corporation are legally available therefor.  The shares of Series A Preferred Stock which are subject to redemption but which have not been redeemed and as to which the Redemption Price is not paid or set aside due to insufficient legally available funds shall continue to be entitled to the dividend, conversion and other rights, preferences and privileges of the Series A Preferred Stock until such shares have been redeemed and the Redemption Price has been paid or otherwise set aside with respect thereto.  The number of shares to be redeemed by any holder which has requested redemption on a Redemption Date or as to which the Corporation has given a notice of redemption shall be determined by multiplying such amount requested to be redeemed by a fraction, the numerator of which is the aggregate number of shares to be redeemed on such Redemption Date by all holders and the denominator of which is the aggregate number of shares requested to be redeemed on such Redemption Date by all holders or the Corporation, as the case may be.

(e) Redemption Price.  The price at which such shares shall be redeemed (the “Redemption Price”) shall be a price equal to $20.00 per share (plus any dividends which, pursuant to Section 6 hereof, have accrued but remain unpaid at such time).

(f) Notice.  Notice of any redemption shall be given by the holder of Series A Preferred Stock, by certified or registered mail (return receipt requested), postage prepaid, by personal delivery or overnight courier, and the Corporation shall, in like manner, give notice of its receipt of such notice to any other holders.  Any notice given by the Corporation shall be addressed to each holder at the address as it appears on the stock transfer books of the Corporation and shall specify the Redemption Date and the number of shares to be redeemed.  On or after the Redemption Date as specified in any notice, the holder shall surrender such holder’s certificate for the number of shares to be redeemed as stated in the notice to or from the Corporation.  If less than all of the shares represented by such certificates are redeemed, a new certificate shall forthwith be issued for the unredeemed shares.

(g) Conversion After Redemption.  From and after the Redemption Date, no shares of the Series A Preferred Stock to be redeemed on the Redemption Date shall be entitled to the conversion provisions set forth in Section 3 hereof.

Section 5

Voting Rights

(a) Number of Votes.  Except as otherwise required by law and the provisions of this Section 5, the holders of Series A Preferred Stock and the holders of the Common Stock shall be entitled to notice of any stockholders’ meeting and to vote together with the Common Stock as a single class of capital stock upon any matter submitted to a stockholder for a vote, on the following basis:

(i) Each Share of Common Stock shall have one vote per share; and

(ii) Each Share of Series A Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is convertible at the time of such vote.

(b) Election of Directors.

(i) The Board of Directors shall consist of up to nine (9) members (the “Total Number of Directors”), which number shall not be increased without the approval or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

(ii) The holders of Series A Preferred Stock shall be entitled to vote upon the election of directors on the following basis:  the holders of Series A Preferred Stock then issued and outstanding, voting separately as a class, shall, subject to the provisions of the Shareholders’ Agreement, be entitled to elect up to the number of directors determined as follows:

Number of Shares of Series A Preferred Stock Outstanding	Number of Directors to be Elected by Holders of Series A Preferred Stock

62,500 or more	2
25,000 to 62,500, inclusive	1
Less than 25,000	0

(c) Quorums.  Except as otherwise required by law, the following shall constitute quorums at meetings of shareholders:

(i) The presence in person, by teleconference or by proxy of the holders of shares constituting a majority of the votes entitled to vote thereat, calculated in accordance with Section 5(a) hereof, shall constitute a quorum for the purpose of transaction of business at all meetings of shareholders, except with respect to election of directors under Section 5(b) hereof.

(ii) For the purpose of electing directors under Section 5(b) hereof, (A) the presence in person, by teleconference or by proxy of the holders of a majority of the shares of Series A Preferred Stock entitled to vote thereat shall constitute a quorum for the purpose of electing that number of directors of the Board of Directors which such shareholders are entitled to elect pursuant to Section 5(b) hereof; and (B) the presence in person or by proxy of the holders of a majority of the shares of Common Stock entitled to vote thereat shall constitute a quorum for the purpose of electing that number of directors of the Board of Directors which such shareholders are entitled to elect pursuant to Section 5(b) hereof.

(d) Calling Meetings.  Any party owning twenty percent (20%) or more of the Series A Preferred  Stock can call a special meeting of the stockholders of the Corporation.

Section 6

Dividend Rights

Each holder of shares of Series A Preferred Stock, and each person to whom Accrued Dividend Shares (as hereinafter defined) are accrued and payable but remain unpaid, shall be entitled to receive, for each share of Series A Preferred Stock registered in his, her or its name on the stock transfer books of the Corporation, and for each Accrued Dividend Share, annual dividends at a rate equal to one dollar and eighty cents ($1.80) per annum for each share of Series A Preferred Stock outstanding and for each Accrued Dividend Share (the “Dividend Rate”).  The dividends payable on each share of the Series A Preferred Stock shall be paid in that number of fully-paid and non-assessable shares of Series A Preferred Stock determined by dividing (x) Dividend Rate by (y) the Closing Price (as hereinafter defined) on the date such dividend is payable (“Dividend Number”) and multiplying the Dividend Number by (i) the Conversion Price then in effect, divided by (ii) Twenty (20) (shares of Series A Preferred Stock issuable as dividends that are, whether or not declared, payable (as provided below) but remain unpaid are called “Accrued Dividend Shares”).  The Corporation warrants that all Series A Preferred Stock issued in such manner will be duly authorized and issued and fully paid and non-assessable upon issue by the Corporation and free from original issue taxes.  Dividends on Series A Preferred Stock and on the Accrued Dividend Shares shall accrue on each share beginning on the date of issuance or on the date such dividends become payable (in the case of the Accrued Dividend Shares), shall be payable each May 1 beginning May 1, 1996 for the twelve (12) months then ended or, in the case of the year in which such share is issued or accrued, the portion of the twelve (12) months then ended, and shall be cumulative; provided, however, that if, during any year, the Quarterly Market Price (as defined below) of the Common Stock exceeds $6.00 (as adjusted for stock dividends, stock distributions or subdivisions, stock combinations or consolidations, reclassifications or otherwise) then no dividend on the Series A Preferred Stock will accrue or be payable with respect to such period, and the Dividend Rate for such year shall be reduced proportionately.  Any payment made by the Corporation on the unpaid cumulative dividends, if less than the total amount of such dividends, shall be applied first to those dividends which have been accrued and unpaid for the longest time.  In the event that the Corporation has $5,000,000 or more of retained earnings or (i) has $5,000,000 or more of cash and cash equivalents and (ii) has total assets minus total liabilities minus stated capital (which does not include additional paid-in-capital greater than $12,000,000, as of the end of the first year ended immediately prior to any date on which a dividend is payable, the Corporation may pay such dividend in cash, provided such payment is made within thirty (30) days of such payment date.

Upon the failure by the Corporation to make any payment required by Sections 4 or 6 of this Certificate of Establishment, unless such failure, if curable, is cured within a period of sixty (60) days, the Dividend Rate shall be increased to three dollars thirty cents ($3.30) per annum for each share of Series A Preferred Stock outstanding and for each Accrued Dividend Share accrued and payable, whether or not declared.

For the purpose of any computation pursuant to this Section 6, the “Quarterly Market Price” of one share of Common Stock shall be deemed to be the lowest of the daily closing prices for all trading days in a ninety (90) consecutive day period (as adjusted for any stock dividend, split, combination or reclassification subsequent to May 17, 1995 and that took effect during such ninety (90) day period).  The closing price for each day (the “Closing Price”) shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading (of if the Common Stock is not at the time listed or admitted for trading on any such exchange, then such price as shall be equal to the average of the last reported bid and asked prices, as reported by the Nasdaq Small Capitalization market (the “Small Cap Market”) or the Nasdaq National Market (“Nasdaq”) on such day, or if, on any day in question, the security shall not be quoted on the Small Cap Market or the Nasdaq, then such price shall be equal to the average of the last reported by The National Quotation Bureau Incorporated or any similar reputable quotation and reporting service, if such quotation is not reported by The National Quotation Bureau Incorporated); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this Section 6 are available for the period required hereunder, the Quarterly Market Price shall be determined in good faith by the Board of Directors of the Company or, if such determination cannot be made, by a recognized independent investment banking firm selected by the Board of Directors of the Company (or if such selection cannot be made, by a recognized independent investing banking firm selected by the American Arbitration Association in accordance with its rules).

If any cash dividends or other distributions are declared by the Board of Directors to be paid on the Common Stock as a class, then, in addition to the dividend payable pursuant to this Section 6, a dividend shall be paid at the same time to the holders of the outstanding shares of Series A Preferred Stock at a rate per share equal to the product of (x) such dividend or other distribution on each share of Common Stock and (y) the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible.

No dividend or other distribution shall be paid on or declared or set apart for payment on any shares of the Common Stock of the Corporation or any shares of any other class or series or issue of Preferred Stock as long as any dividends payable on the Series A Preferred Stock are in arrears.

The term “distribution” as used in this Section 6 and in Section 7 hereof shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of Common Stock or other equity security), for cash or property, including such transfer, purchase or redemption by a subsidiary of the Corporation.  The time of any distribution by way of dividends shall be the date of the record date therefore, and the time of any distribution by purchase or redemption of shares shall be the date on which cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; provided that where a debt security is issued in exchange for shares, the time of the distribution is the date when the Corporation acquires the shares for such exchange.

Section 7

Covenants

Without limiting the rights of the holders of the Series A Preferred Stock to vote as a class, as required by law, so long Twenty Five Thousand (25,000) or more shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of not less than a majority of such outstanding shares of Series A Preferred Stock:

(a) amend or repeal any provision of, or add any provision to, the Corporation’s Articles of Organization (including this Vote of Directors) or Bylaws in any manner which adversely affects the rights of the Series A Preferred Stock, including without limitation, Sections 2.11, 2.12, 2.14, 2.15, 2.19, and 2.21 of the Bylaws or file any resolution of the Board with the Secretary of the Commonwealth of Massachusetts containing any provisions which would effect any of the foregoing.

(b) reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock, or otherwise effect a capital reorganization of either the Corporation or any Significant Subsidiary (as defined in Rule 1-01(w) of Regulation S-X under the Exchange Act (a “Significant Subsidiary”)) of the Corporation;

(c) apply any of its assets to the redemption, retirement, purchase or other acquisition directly or indirectly, through subsidiaries or otherwise, of any shares of Common Stock, except from employees of the Corporation upon termination of employment or pursuant to the Corporation’s rights of first refusal;

(d) consolidate or merge the Corporation or any Significant Subsidiary of the Corporation into or with unless, upon consummation of such consolidation or merger, the holders of voting securities of the Corporation immediately prior to consummation of such transaction own directly or indirectly more than fifty  percent (50%) of the voting power to elect directors of the consolidated or surviving or acquiring corporation, or acquire or cause any Significant Subsidiary of the Corporation to acquire the stock or all or substantially all the assets of, any other corporation, partnership or other entity such that such entity would constitute a Significant Subsidiary, or if assets acquired were to be placed in a separate subsidiary, such subsidiary would constitute a Significant Subsidiary;

(e) sell, lease, convey, encumber or otherwise dispose of all or substantially all of the property or business of the Corporation or any Significant Subsidiary of the Corporation other than liens granted to a lender in connection with the borrowing of money.

(f) create, authorize or issue, directly or indirectly, any Additional Shares of Common Stock, having any preference or priority as to dividends or assets senior to the Common Stock; or

(g) pay, set aside for payment or declare any dividend or other distribution (as defined in Section 6 hereof) on any share of Common Stock or any shares of any other class or series or issue of Preferred Stock unless all dividends accrued and payable on the Series A Preferred Stock shall have been either paid in full or funds set aside for the payment thereof and, after giving effect thereto, the Corporation has $5,000,000 or more of retained earnings or (i) has $5,000,000 or more of cash and cash equivalents and (ii) has total assets minus total liabilities minus stated capital (which does not include additional paid-in capital) greater than $12,000,000.

Section 8

Stock Dividends, Stock Distributions,
Subdivisions, Combinations and Consolidations

In the event the Corporation shall issue additional shares of Series A Preferred Stock in a stock dividend, other stock distribution or subdivision, or in the event the outstanding shares of Series A Preferred Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Series A Preferred Stock, (i) the amounts set forth in Section 2(a) hereof, (u) the Automatic Conversion price set forth in Section 3(b) hereof, the Conversion Price as calculated pursuant to Section 3(d)(viii), (iv) the Redemption Price set forth in Section 4(e) hereof, and (v) the Dividend Rate set forth in Section 6 hereof, in each case in effect immediately prior to such event shall, concurrently therewith, be proportionately decreased (in the case of a stock dividend, other stock distribution or subdivision) or increased (in the case of a combination or consolidation) in each such case to adjust equitably therefor.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this Eighteenth day of May in the year 1995.

/s/ David A. Swann	David A. Swann,	President/xxxxxxxx

/s/ Sean Moran	Sean F. Moran,	Clerk/xxxxxxxxxxx

THE COMMONWEALTH OF MASSACHUSETTS

Certificate of Vote of Directors Establishing A Series of a Class of Stock
(General Laws, Chapter 156B, Section 26)

I hereby approve the within certificate and, the filing fee in the amount of $100 having been paid, said certificate is hereby filed this 18TH day of May, 1995.

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

TO BE FILLED IN BY CORPORATION

PHOTO COPY OF CERTIFICATE TO BE SENT

To:	Lisa M. Savage, Esq.
Goodwin, Proctor & Hoar
53 State Street
Boston, Massachusetts 02109
Telephone	(617) 570-1539